UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                             Provident Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    743835100
                           --------------------------
                                 (CUSIP Number)

                                December 31, 2000
 -------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|  Rule 13d-1(b)
             |X|  Rule 13d-1(c)
             |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 743835100                                     13G



--------------------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 BL Advisers, Inc.
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) |_|

                                                                        (b) |_|
--------------------------------------------------------------------------------
 3        SEC USE ONLY


--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER
                      49,088 shares                                        0.6%
  Number of   ------------------------------------------------------------------
   Shares      6     SHARED VOTING POWER
Beneficially          449,287 shares                                       5.6%
  Owned By    ------------------------------------------------------------------
    Each       7     SOLE DISPOSITIVE POWER
 Reporting             49,088 shares                                       0.6%
  Person      ------------------------------------------------------------------
   With        8     SHARED DISPOSITIVE POWER
                       449,287 shares                                      5.6%
--------------------------------------------------------------------------------

 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              498,375 shares

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

                                                                            |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            6.2%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                          CO
--------------------------------------------------------------------------------

CUSIP No. 743835100                                     13G



--------------------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                 Barry Lewis

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3        SEC USE ONLY


--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER
                      400,350 shares                                       5.0%
  Number of   ------------------------------------------------------------------
   Shares      6     SHARED VOTING POWER
Beneficially          98,025 shares                                        1.2%
  Owned By    ------------------------------------------------------------------
    Each       7     SOLE DISPOSITIVE POWER
 Reporting            400,350 shares                                       5.0%
  Person      ------------------------------------------------------------------
   With        8     SHARED DISPOSITIVE POWER
                      98,025 shares                                        1.2%
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              498,375 shares

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

                                                                           |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            6.2%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                             IN
--------------------------------------------------------------------------------

CUSIP No. 743835100                                     13G


--------------------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                           Barbara Lewis

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) |_|

                                                                       (b) |_|

--------------------------------------------------------------------------------
 3        SEC USE ONLY


--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                 United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER
                      48,937 shares                                        0.6%
  Number of   ------------------------------------------------------------------
   Shares      6     SHARED VOTING POWER
Beneficially          449,438 shares                                       5.6%
  Owned By    ------------------------------------------------------------------
    Each       7     SOLE DISPOSITIVE POWER
 Reporting             48,937 shares                                       0.6%
  Person      ------------------------------------------------------------------
   With        8     SHARED DISPOSITIVE POWER
                        449,438 shares                                     5.6%
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          498,375 shares

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)

                                                                           |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                           6.2%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                               IN
--------------------------------------------------------------------------------

Item 1.

             (a)      Provident Bancorp, Inc.

             (b)      Address of Issuer's Principal Executive Offices

                      400 Rella Boulevard
                      Montebello, New York 10901

                      Common Stock, $0.10 per share (CUSIP No. 743835100)


Item 2.

1.           (a)      Name of Person Filing:             BL Advisers, Inc.
             (b)      Address of Principal Business Office, or, if none,
                      Residence:
                                                177 S. Mountain Road
                                                New City, New York 10956
             (c)      Citizenship:              New York.
             (d)      Title of Class of Securities:
                                                Common Stock, $0.10 par value
                                                per share
             (e)      CUSIP Number:             743835100

2.           (a)      Name of Person Filing:             Barry Lewis
             (b)      Address of Principal Business Office, or, if none,
                      Residence:
                                                177 S. Mountain Road
                                                New City, New York 10956
             (c)      Citizenship:              United States.
             (d)      Title of Class of Securities:
                                                Common Stock, $0.10 par value
                                                per share
             (e)      CUSIP Number:             743835100

3.           (a)      Name of Person Filing:             Barbara Lewis
             (b)      Address of Principal Business Office, or, if none,
                      Residence:
                                                177 S. Mountain Road
                                                New City, New York 10956
             (c)      Citizenship:              United States.
             (d)      Title of Class of Securities:
                                                Common Stock, $0.10 par value
                                                per share
             (e)      CUSIP Number:             743835100

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

             (a)      |_|      Broker or dealer registered under section 15 of
                               the Act (15 U.S.C.78o)

             (b)      |_|      Bank as defined in section 3(a)(6) of the Act
                               (15 U.S.C. 78c).

             (c)      |_|      Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c).

             (d)      |_|      Investment company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c).

             (e)      |_|      An investment adviser in accordance with
                               ss.240.13d-1(b)(1)(ii)(E);

             (f)      |_|      An employee benefit plan or endowment fund in
                               accordance with ss.240.13d-1(b)(1)(ii)(F);

             (g)      |_|      A parent holding company or control person in
                               accordance with ss.240.13d-1(b)(1)(ii)(G);

             (h)      |_|      A savings associations as defined in Section 3(b)
                               of the Federal Deposit Insurance Act
                               (12 U.S.C. 1813);

             (i)      |_|      A church plan that is excluded from the
                               definition of an investment company under section
                               3(c)(14)  of the  Investment  Company Act of 1940
                               (15 U.S.C. 80a-3);

             (j)      |_|      Group, in accordance with
                               ss.240.13d-1(b)(1)(ii)(J).

Item 4.      Ownership.

1.  BL Advisers, Inc.
             (a)      Amount Beneficially Owned: 498,375 (1),(2),(3),(4) shares.
             (b)      Percent of Class:         6.2%
             (c)      Number of shares as to which such person has:
                      (i)      sole power to vote or to direct the vote:
                                 49,088 (4) shares.
                      (ii)     shared power to vote or to direct the vote:
                                 449,287 (1),(2),(3) shares.
                      (iii) sole power to dispose or to direct the disposition of: 49,088 (4) shares.
                      (iv) shared power to dispose or to direct the disposition of: 449,287 (1),(2),(3) shares.

2.  Barry Lewis:
             (a)      Amount Beneficially Owned: 498,375 (1),(2),(3),(4) shares.
             (b)      Percent of Class:         6.2%
             (c)      Number of shares as to which such person has:
                      (i)      sole power to vote or to direct the vote:
                                 400,350 (2) shares.
                      (ii)     shared power to vote or to direct the vote:
                                 98,025 (1),(3),(4) shares.
                      (iii) sole power to dispose or to direct the disposition of: 400,350 (2) shares.
                      (iv) shared power to dispose or to direct the disposition of: 98,025 (1),(3),(4) shares.



1 The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

2 Includes 400,350 shares of Common Stock owned by Barry Lewis (which includes 218,950 shares held in the Barry Lewis IRA Rollover Account and 20,000 shares held in the Barry Lewis Pension Rollover Account).

3 Includes 48,937 shares of Common Stock owned by Barbara Lewis (which includes 2,200 shares held in the Barbara Lewis Rollover IRA Account).

4    Includes 49,088 shares of Common Stock owned by BL Advisers, Inc.

     Reporting person is a shareholder and the President of BL Advisers, Inc. and the husband of Barbara Lewis.

3.  Barbara Lewis:
             (a)      Amount Beneficially Owned: 498,375 (1),(2),(3),(4) shares.
             (b)      Percent of Class:         6.2%
             (c)      Number of shares as to which such person has:
                      (i)      sole power to vote or to direct the vote:
                                 48,937 (3) shares.
                      (ii)     shared power to vote or to direct the vote:
                                 449,438 (1),(2),(4) shares.
                      (iii)    sole power to dispose or to direct the
                                 disposition of: 48,937 (3) shares.
                      (iv)     shared power to dispose or to direct the
                                 disposition of: 449,438 (1),(2),(4) shares.

     Reporting person is a shareholder and Vice President of BL Advisers, Inc. and the wife of Barry Lewis.

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not Applicable.

Item 8.      Identification and Classification of Members of the Group.

             Exhibit A - Joint Filing Agreement, was filed with Schedule 13G, dated November 17, 1999.

Item 9.      Notice of Dissolution of Group.

             Not Applicable.

Item 10.     Certification.

             (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                      By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date:  January 2, 2001

                                           BL ADVISERS, INC.


                                           By:    /s/ Barry Lewis
                                               ---------------------------------
                                                  Barry Lewis, President


                                             /s/ Barry Lewis
                                           -------------------------------------
                                                  Barry Lewis


                                             /s/ Barbara Lewis
                                           -------------------------------------
                                                Barbara Lewis








Attention:        Intentional misstatements or omissions of fact constitute
                  Federal criminal violations (See 18 U.S.C. 1001)